UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2013

T. Rowe Price Group, Inc.
(Exact name of registrant as specified in its charter)

Maryland	033-07012-99	52-2264646
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
100 East Pratt Street, Baltimore, Maryland 21202

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 345-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) On December 11, 2013, Mark S. Bartlett was elected to serve on the Board of Directors (the “Board”) of T. Rowe Price Group, Inc. (the “Company”). Until retiring in 2012, Mr. Bartlett was a partner at Ernst & Young LLP, serving as managing partner of the firm’s Baltimore office and senior client service partner for the mid-Atlantic region. He is a certified public accountant and has extensive experience in financial services, as well as other industries. Mr. Bartlett serves on the board of directors of Rexnord Corporation where he serves as the chairman of the audit committee. He is also a director of The Baltimore Life Companies and Algeco Scotsman, which are privately held. Mr. Bartlett holds a Bachelor of Science degree in accounting from West Virginia University.

On December 11, 2013, in connection with his appointment to the Board and pursuant to the Company’s 2007 Non-Employee Director Equity Plan, the Company will grant Mr. Bartlett 4,200 restricted shares that vest on December 11, 2014.

There is no arrangement or understanding between Mr. Bartlett and any other person pursuant to which Mr. Bartlett was selected as a director. Mr. Bartlett will serve as a member of the Audit Committee and Executive Compensation Committee of the Board. Mr. Bartlett does not have any family relationship with any director, executive officer or person nominated or chosen by the Company to become a director or an executive officer. The Board has determined that Mr. Bartlett is an independent director under applicable Nasdaq rules.

The Company, through its subsidiaries, contracted for various non-audit services from Ernst & Young in 2012.  Fees paid to Ernst & Young for these services were approximately $388,000.  Mr. Bartlett resigned from Ernst & Young in June 2012, and was not personally involved in providing such services.

Section 9 - Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
99.1    Press release dated December 11, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
T. Rowe Price Group, Inc.
By: /s/ Kenneth V. Moreland
Kenneth V. Moreland
Vice President and Chief Financial Officer
Date: December 11, 2013